Exhibit 10.8

Master Business Consignment Agreement

Between:

●	Robot Consulting Co., Ltd. (hereinafter referred to as “Party A”)

●	Argyle Inc. (hereinafter referred to as “Party B”)

Both parties agree to enter into the following master business consignment agreement (hereinafter referred to as this “Agreement”).

Article 1 (Purpose)

This Agreement aims to define the basic terms that apply to each individual agreement concluded between Party A and Party B (hereinafter referred to as “Individual Agreements”) when Party A commissions Party B to undertake the tasks related to the ChatGPT API integration in the Robot Lawyer (hereinafter referred to as the “Tasks”).

Article 2 (Individual Agreements)

Individual Agreements shall be concluded as contracts or memoranda based on this Agreement and shall specify the necessary matters such as the content, deliverables, consignment fees, and payment methods of the Tasks undertaken by Party B. However, if there are specific provisions in the Individual Agreements that differ from this Agreement, the Individual Agreements shall take precedence.

Article 3 (Content of the Tasks)

The content of the Tasks shall be as specified in the Individual Agreements.

Article 4 (Subcontracting)

1.	Party B may subcontract all or part of the Tasks to a third party.

2.	If Party B subcontracts part of the Tasks to a third party, Party B shall impose the same obligations on the subcontractor as Party B has to Party A under this Agreement and shall be fully responsible for the actions of the subcontractor.

Article 5 (Payment of Consignment Fees)

1.	Party A shall pay Party B the consignment fees specified in the Individual Agreements by the dates specified in the Individual Agreements.

2.	The allocation of costs incurred in connection with the performance of the Tasks shall be determined through individual discussions between Party A and Party B.

Article 6 (Provision of Materials)

1.	Party A may provide Party B with the materials, equipment, and documents necessary for the performance of the Tasks.

2.	The materials and documents mentioned in the previous paragraph shall be considered confidential information as defined in Article 13, Paragraph 1.

3.	Party B shall not use the provided materials, equipment, and documents for any purpose other than the performance of the Tasks.

4.	If this Agreement is terminated or canceled, or if Party A requests the return or destruction of the materials, equipment, and documents, Party B shall immediately return or destroy them in accordance with Party A’s instructions.

Article 7 (Prohibition of Assignment of Claims)

Party B shall not assign, pledge, or otherwise dispose of its claims against Party A under this Agreement or Individual Agreements to any third party without the prior written consent of Party A.

Article 8 (Ownership)

The ownership of the deliverables provided by Party B to Party A shall be transferred to Party A upon full payment of the consideration for the deliverables.

Article 9 (Patent Rights, etc.)

1.	In the event that inventions, designs, or other technical know-how (hereinafter referred to as “Work Results”) are generated during the performance of the Tasks, the patent rights, utility model rights, design rights, trademark rights, and the rights to register these (excluding copyrights, hereinafter referred to as “Industrial Property Rights, etc.”) shall belong to the party to which the person who made the invention, etc., belongs.

2.	If Party B applies its pre-existing patent rights, other industrial property rights, or other technical know-how (excluding copyrights, hereinafter referred to as “Existing Industrial Property Rights, etc.”) to any deliverables (including intermediate deliverables) generated in connection with the performance of the Tasks, Party B shall grant Party A a non-exclusive license to use the Existing Industrial Property Rights, etc., to the extent necessary for Party A to use the deliverables free of charge.

Article 10 (Copyrights)

1.	The copyrights (including the rights specified in Articles 27 and 28 of the Copyright Act) and neighboring rights (including the right to receive compensation and the right to demand remuneration) for the deliverables shall be transferred from Party B to Party A upon full payment of the consideration for the deliverables, except for the copyrights and programs that Party A or a third party has previously held or that can be used generically.

2.	Party A may reproduce or adapt the deliverables retained by Party B under Article 3 and Article 47-3 of the Copyright Act to the extent necessary for Party A to use the deliverables, and Party B shall not exercise moral rights in connection with such use.

Article 11 (Infringement of Intellectual Property Rights)

1.	If Party A receives a claim from a third party in Japan regarding the infringement of intellectual property rights (including copyrights, patent rights, or other industrial property rights) in connection with the deliverables, Party B shall bear the amount of damages Party A is required to pay due to such a claim, provided that all of the following conditions are met. However, this shall not apply if the claim from the third party is attributable to reasons beyond Party B’s control (including cases caused by third-party software or FOSS (free software and open source software) as specified in the next article unless otherwise agreed upon between Party A and Party B). (1) Party A notifies Party B of the claim and its details within five days of receiving the claim from the third party. (2) Party A allows Party B to substantially participate in and have full decision-making authority over negotiations or litigation with the third party and provides necessary assistance. (3) Party A’s loss judgment is finalized, or Party B definitively resolves the matter through settlement or other means if Party B decides not to proceed with litigation.

2.	If it becomes likely that Party A will be unable to use the deliverables in the future due to infringement of intellectual property rights for reasons attributable to Party B, Party B shall, at its discretion and expense, take one of the following measures: (i) replace the deliverables with other non-infringing deliverables, (ii) modify the infringing part, or (iii) obtain the rights necessary for continued use.

3.	Any damages incurred by Party A other than those borne by Party B under Paragraph 1 shall be governed by Article 16 (Damages).

Article 12 (Use of Third-Party Software and FOSS)

If third-party software or FOSS (free software or open source software) is used in the production of the deliverables, Party A and Party B must agree in writing (including email) in advance regarding this matter and the person responsible for handling the rights.

Article 13 (Confidentiality)

1.	Party A and Party B shall not disclose or use for purposes other than those of this Agreement or Individual Agreements any technical, business, or other confidential information and personal information (hereinafter collectively referred to as “Confidential Information, etc.”) of the other party and its customers obtained during the performance of this Agreement or Individual Agreements without the prior consent of the other party, both during the term of this Agreement and after its termination. However, this shall not apply to the following information: (1) Information already owned by the receiving party at the time of disclosure. (2) Information that was public knowledge or publicly used at the time of disclosure or became public knowledge or publicly used without the receiving party’s fault after disclosure. (3) Information legally obtained from a third party without any obligation of confidentiality after disclosure. (4) Information independently created without reference to the Confidential Information, etc. (5) Information disclosed with the prior written consent of Party A and Party B.

2.	Party A and Party B shall not use or disclose to any third party, for their benefit or that of a third party, any or all of the Confidential Information without the prior written consent of the other party.

3.	To ensure compliance with the obligations of the previous paragraph, Party A and Party B may instruct the other party to take necessary measures as needed, and the other party shall comply with such instructions.

4.	Party A and Party B shall ensure that their employees and subcontractors comply with the same obligations as set forth in the previous three paragraphs.

5.	If Party A or Party B violates this Article, causing damage to the other party, the violating party shall compensate the other party for such damage.

Article 14 (Exclusion of Anti-Social Forces)

1.	Party A and Party B represent and warrant that they are not currently, nor will they be in the future, organized crime groups, organized crime group members, persons who have not been members of organized crime groups for five years, quasi-members of organized crime groups, companies affiliated with organized crime groups, semi-organized crime groups, persons affiliated with semi-organized crime groups, corporate extortionists, or other similar persons (hereinafter collectively referred to as “Organized Crime Group Members, etc.”) and that they do not fall under any of the following categories: (1) Having a relationship in which Organized Crime Group Members, etc., control management. (2) Having a relationship in which Organized Crime Group Members, etc., substantially participate in management. (3) Having a relationship recognized as using Organized Crime Group Members, etc., for improper purposes such as promoting illegal interests or causing damage to third parties. (4) Providing funds or other benefits to Organized Crime Group Members, etc. (5) Having a relationship in which officers or persons substantially involved in management have a socially condemnable relationship with Organized Crime Group Members, etc.

2.	Party A and Party B shall not engage in any of the following actions directly or through third parties: (1) Violent demands. (2) Unjust demands beyond legal responsibility. (3) Acts using threatening behavior or violence concerning transactions. (4) Acts damaging the other party’s credibility or obstructing the other party’s business by spreading rumors, using deception, or force. (5) Other acts similar to the above.

3.	If Party A or Party B violates any of the provisions in the previous two paragraphs, the other party may immediately terminate this Agreement in whole or in part by notifying the violating party in writing without any notice or demand and may claim compensation for damages resulting from the violation.

4.	Party A and Party B shall not be liable for any obligations or responsibilities for damages incurred by the terminated party due to termination based on the previous paragraph.

Article 15 (Termination)

1.	If Party A or Party B violates this Agreement, the other party may terminate this Agreement by specifying a reasonable period for correction and notifying the violating party, and if the violation is not corrected within such period.

2.	Party A or Party B may terminate this Agreement or Individual Agreements in whole or in part without any notice or demand if any of the following occur, and may terminate this Agreement or Individual Agreements in whole or in part by specifying a reasonable period and notifying the violating party in writing if any of the circumstances in (1), (6), or (7) arise: (1) If it becomes unlikely that Party B can perform the tasks specified in this Agreement or Individual Agreements due to reasons attributable to Party B. (2) If they receive a business suspension or revocation of business license from supervisory authorities. (3) If they are subject to seizure, provisional seizure, provisional disposition, or tax delinquency. (4) If they receive an application for civil rehabilitation, corporate reorganization, or auction, or file for civil rehabilitation, corporate reorganization, or bankruptcy. (5) If they receive a dishonor disposition or reach a state of payment suspension for bills or checks they have issued or accepted. (6) If there are reasonable grounds to believe that Party A or Party B’s financial condition has deteriorated or is likely to deteriorate. (7) If any other significant reason arises that makes it difficult to continue this Agreement.

3.	If any of the circumstances in the previous paragraph arise, Party A or Party B shall immediately notify the other party.

4.	If Party A or Party B incurs damages due to termination under Paragraph 1, the other party shall compensate for such damages.

5.	If Party A or Party B falls under any of the categories in Paragraph 1 or if termination is carried out under the previous paragraph, the party shall lose the benefit of time and shall immediately pay the full amount of their debts to the other party.

Article 16 (Damages)

1.	Unless otherwise specified in this Agreement or Individual Agreements, if either party intentionally or grossly negligently causes damage to the other party in connection with this Agreement or Individual Agreements, the party shall compensate the other party for such damages.

2.	The amount of compensation in the previous paragraph shall be limited to the amount of consignment fees received under the Individual Agreements where the damage occurred.

Article 17 (Effective Period)

1.	This Agreement shall be effective for one year from the date of its conclusion. However, unless either Party A or Party B notifies the other party of their intention otherwise at least one month before the expiration of the period, this Agreement shall be automatically extended for another year under the same conditions, and the same shall apply thereafter.

2.	Even if this Agreement is terminated for reasons such as expiration, the Individual Agreements already established shall remain in effect, and the provisions of this Agreement shall continue to apply to such Individual Agreements.

Article 18 (Governing Law and Jurisdiction)

This Agreement and Individual Agreements shall be governed by the laws of Japan. In the event of any dispute between Party A and Party B arising from or in connection with this Agreement or Individual Agreements, the Tokyo District Court shall have exclusive jurisdiction as the court of first instance.

Article 19 (Resolution through Consultation)

Any matters not specified in this Agreement or Individual Agreements or any doubts arising from the interpretation of this Agreement or Individual Agreements shall be resolved through mutual consultation in good faith between Party A and Party B.

Article 20 (Case Studies)

Party B may disclose Party A’s trade name, logo, and case studies related to the Tasks (including screenshots of deliverables) for the purpose of advertising or promoting Party B’s services, as long as such disclosure does not violate the confidentiality obligations set forth in Article 13.

In witness whereof, this Agreement is executed in duplicate, with each party retaining one copy. If electronic signatures are used, each party shall mutually attach their electronic signature to this Agreement and retain it as a PDF file as evidence of the conclusion of this Agreement.

Date: May 26, 2023

Party A: Robot Consulting Co., Ltd.
Address: 22-6, Shimbashi 5-chome, Minato-ku, Tokyo Le Gracielle BLDG.2 – 6 Floor Representative Director: Hidetoshi Yokoyama (Seal)

Party B: Argyle Inc
Address: 3F Daisan Hattori Building, 9-7 Shin-Ogawamachi, Shinjuku-ku, Tokyo
Representative Director: Junji Okayasu (Seal)